EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-144129, 333-46834, 33-88984, 33-87638, 33-88482 and 33-63429 on Form S-8 of (i) our report dated October 29, 2007 relating to the consolidated financial statements of Apollo Group, Inc. and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, on September 1, 2005, as discussed in Note 2 to the consolidated financial statements), and (ii) our report dated October 29, 2007 on the effectiveness of internal control over financial reporting of Apollo Group, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Apollo Group, Inc. and subsidiaries for the year ended August 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
October 29, 2007

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